Exhibit 10.5

Directors’ Compensation Policy
Overview
The Board of Directors of Premier, Inc. (“Premier”) has approved the following Director Compensation Policy (“Policy”) to provide an incentive to attract and retain the services of qualified persons to serve as directors.
Objectives
This Policy is designed to achieve the following key objectives:
•Align the interests of the non-employee directors (as defined below) and stockholders
•Support overall organizational objectives and encourage the creation of stockholder value
•Attract and retain high quality talent
•Reflect the broad spectrum of talent and diverse sources of market data
•Target median competitive pay levels, as evaluated no less frequently than every three years
•Be simple to understand and administer
Eligibility
This Policy shall apply to each director of the Board of Directors of Premier, Inc. (the “Board”) who is not an employee of, or compensated consultant to, Premier or any of its Affiliates (a “non-employee director”). Employees of Premier, Inc., Premier Healthcare Solutions, Inc., Premier Supply Chain Improvement, Inc. or their respective affiliates are not eligible to receive compensation under this Policy. The table below sets forth compensation levels for all Directors.

	Compensation Element	Compensation Amount
Annual Retainer	Cash Retainer	$80,000
	Equity Retainer (or Cash Award, if applicable)[1]	$155,000 / $125,000[1]
Additional Retainer Fees	Board Chair	$60,000
	Lead Independent Director	$30,000
	Committees	Chair	Member
	Audit and Compliance Committee	$30,000	$15,000
	Compensation Committee	$30,000	$15,000
	Nominating and Governance Committee	$15,000	$7,500
	Member Agreement Review Committee	$15,000	$7,500
	Finance Committee	$15,000	$7,500
	Ad Hoc Committee[2]	$15,000	$7,500
Other	Charitable Contribution	$1,000
1)    Annual Equity Award is payable in restricted stock units (RSUs). Directors that certify in writing that they are prohibited by their organizations from receiving equity-based compensation from Premier will receive an annual cash award of $125,000 in lieu of equity compensation.
2)    The additional retainer fees for an Ad Hoc Committee will be annualized and paid only during the time in which such committee is deemed to be active.

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Equity Grants
Each Director shall be granted under Premier’s 2023 Equity Incentive Plan or any successor plan (the “Equity Plan”) restricted stock units (“RSUs”) for shares of Premier’s Class A common stock each year (the “Annual Grant”) on the earlier of the first business day following the annual stockholder meeting, or December 15. A Director joining the Board after the most recent Annual Grant, shall be entitled to a pro-rated grant based upon the number of days of service expected prior to the next Annual Grant (assuming the next Annual Grant date will be the business day following the expected date of the next annual stockholder meeting) divided by 365. The number of shares subject to the RSUs shall be determined based on the closing price of a share as of the grant date (rounded up to the nearest whole number of shares). The RSUs shall vest one year from the date of grant, subject to the Director’s continued service on the Board. The grants shall vest in full immediately upon a Change in Control (as defined in the Equity Plan). Equity grants under this Policy are subject to the Premier, Inc. Stock Ownership Guidelines.
Annual Cash Awards (in lieu of Equity Grants)
Directors who are prohibited by their respective organizations from receiving equity-based compensation from Premier shall be granted an annual cash award of $125,000 in lieu of equity compensation each year (the “Annual Award”) on the earlier of the first business day following the annual stockholder meeting, or December 15. A Director must certify, in writing, that his or her employer prohibits the receipt of equity-based compensation from Premier to be eligible for an Annual Award. A Director joining the Board after the most recent Annual Award, shall be entitled to a pro-rated award based upon the number of days of service expected prior to the next Annual Award (assuming the next Annual Award date will be the business day following the expected date of the next annual stockholder meeting) divided by 365. The Annual Award shall vest one year from the date of grant, subject to continued service on the Board. The Annual Award shall vest in full immediately upon a Change in Control (as defined in the Equity Plan). Directors that are prohibited from receiving equity-based compensation shall not be subject to the Premier, Inc. Stock Ownership Guidelines.
Payment Term for Cash Fees and Retainer
Cash payments to non-employee directors for Board and board committee service shall be paid quarterly in arrears as of the last day of each fiscal quarter. Non-employee directors shall receive cash compensation after first being elected or appointed to the Board on a pro-rated basis during the first fiscal quarter in which initially appointed or elected based on the number of days during which service is provided. If a non-employee director dies, resigns, or is removed during any quarter, he or she shall be entitled to a cash payment on a pro-rated basis through his or her last day of service.
Expense Reimbursement
Upon presentation of documentation of such expenses reasonably satisfactory to Premier, each non-employee director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board and its committees or in connection with other business related to the Board. Each non-employee director shall also be reimbursed for his or her reasonable out-of-pocket business expenses authorized by the Board or one of its committees that are incurred in connection with attendance at meetings with Premier’s management. Each non-employee director shall abide by Premier’s travel and other policies applicable to company personnel.
Additional Services
On occasion, ad hoc committees shall be formed to address a particular oversight need. In the event that an ad-hoc committee is formed, the committee chair shall be paid a retainer of $15,000 and committee members shall be paid a retainer of $7,500, which will be annualized during the time in which such committee is deemed to be active.
The Board has the authority to provide additional compensation to directors for ad hoc requests that require a substantial amount of time and/or work.
Additional Compensation
On an annual basis, each non-employee director shall have the ability to direct an amount of $1,000 to his or her selected not-for-profit organization during the holiday season in lieu of receipt of a holiday gift from Premier, Inc.
Policy Review / Amendments
The Compensation Committee or the Board shall review this Policy from time to time to assess whether any amendments in the type and amount of compensation provided herein should be adjusted in order to fulfill the objectives of this Policy. This Policy may only be amended by the Board.
Approved by the Premier, Inc. Board of Directors on September 6, 2013
Reviewed and approved by the Premier, Inc. Compensation Committee on August 10, 2016
Approved by the Premier, Inc. Board of Directors on August 11, 2016
Approved by the Premier, Inc. Board of Directors on June 14, 2019
Approved by the Premier, Inc. Board of Directors on January 23, 2020
Approved by the Premier, Inc. Board of Directors on January 23, 2025
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